 EX‑35.4

(logo) ncb National Cooperative Bank	2011 Crystal Drive Suite 8oo Arlington, Virginia 22202

February 6, 2017

Wells Fargo Commercial Mortgage Securities, Inc. as Depositor

Attn: Anthony Sfarra

375 Park Avenue, 2nd Floor

J0127-023

New York, NY 10152

RE:          Annual Statement as to Compliance

WFCM 2014 LC18

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2014-LC18, as an authorized officer of National Cooperative Bank, N.A., formerly NCB, FSB (the “Co-op Special Servicer”), I hereby certify that:

a.             A review of the activities of the Co-op Special Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b.             To the best of my knowledge, based on these reviews, the Co-op Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the Reporting Period.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2017.

Best regards,

/s/Karyn Mann

Karyn Mann

Senior Vice President, Investor Compliance

National Cooperative Bank, N.A.